Skullcandy, Inc. Reports First Quarter 2016 Results
Skullcandy US NPD Sell-Through Increased 11%; Astro US NPD Sell-Through Increased 24%
PARK CITY, UTAH – May 4, 2016 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the first quarter ended March 31, 2016.
First quarter 2016 reported results versus the same quarter a year ago:

•	Net sales: $46.3 million vs. $45.6 million, up 1% (up 6% excluding China sales operations from both periods)*

•	Gross margin: 37.5% vs. 40.9%, down 340 basis points (down 140 basis points excluding China sales operations from both periods)*

•	Selling, general and administrative expense (SG&A): $24.1 million vs. $22.3 million, up 8% (up 9% excluding China sales operations from both periods)*

•	SG&A expense as a percent of net sales: 52% vs. 49%

•	Operating loss: $6.8 million vs. $3.6 million, increase of $3.1 million (increase of $1.6 million excluding China sales operations from both periods)*

•	Loss per share: $0.17 vs. $0.13, increase of $0.04 (flat excluding China sales operations from both periods)*

•	Cash, cash equivalents and short-term investments: increase of $22.2 million or 94% from fourth quarter of 2015

“We are pleased with our first sales quarter performance, particularly at retail, given the number of internal and external challenges we faced to start the year. Domestic sell-through of the Skullcandy brand grew more than twice as fast as the rest of the audio headphone industry, according to NPD, driven by triple digit growth of our expanded wireless offering. At the same time, Astro retail sales once again outpaced the competition despite significant supply constraints following a very strong holiday season. On the international front, we continued to take necessary actions to improve our China wholesale position which unfortunately offset solid growth in several of our other overseas markets and negatively impacted earnings per share by $0.02 cents versus our plan. We continue to be cautiously optimistic about our prospects for growth in the second half of 2016 as our innovative audio and gaming product introductions provide us with added momentum and some of the current top-line headwinds begin to subside,” said Skullcandy President and CEO, Hoby Darling.
Net sales in the first quarter of 2016 increased 1% to $46.3 million from $45.6 million in the same quarter a year ago. Domestic (U.S.) net sales increased 4% to $31.8 million from $30.6 million in the same quarter a year ago, primarily due to strong holiday sell through that resulted in post-holiday replenishment sales of audio and wireless products. International (Non U.S.) net sales decreased 3% to $14.5 million from $15.0 million in the same quarter a year ago, primarily due to continued clean-up in China, partially offset by strong sales in Europe, Canada, Japan and Mexico.
Gross profit in the first quarter of 2016 decreased 7% to $17.4 million from $18.7 million in the same quarter a year ago. Gross margin decreased to 37.5% in the first quarter of 2016 from 40.9% in the same quarter a year ago primarily due to higher retailer promotional credits and returns in the U.S. and China.
Selling, general and administrative (SG&A) expenses in the first quarter of 2016 increased 8% to $24.1 million from $22.3 million in the same quarter a year ago. The increase in SG&A expenses is primarily due to increases in personnel related expenses, demand creation and research and innovation expenses for holiday 2016 and early 2017 Astro and Skullcandy products, partially offset by decreases in IT expenses. As a percentage of net sales, SG&A expenses increased 300 basis points to 52% as compared to 49% in the same quarter a year ago.
Operating loss in the first quarter of 2016 was $6.8 million compared to $3.6 million in the same quarter a year ago. The increase in operating loss is due to a lower gross profit and increased SG&A expenses to fund future growth, partially offset by an increase in net sales.
Net loss in the first quarter of 2016 was $4.9 million, or $(0.17) per share, based on 28.6 million weighted average diluted common shares outstanding. Net loss in the same quarter a year ago was $3.7 million, or $(0.13) per share, based on 28.3 million weighted average diluted common shares outstanding.

*The exclusion of China sales operations removes any financial results derived from those operations from the periods presented. Our China manufacturing operations, which do not derive any sales, were not excluded. Management believes that excluding China sales operations from consolidated results may provide a supplemental view of the Company's core business by removing temporary challenges related to that geography.
Balance Sheet Highlights
As of March 31, 2016, cash, cash equivalents, and short-term investments totaled $45.8 million compared to $23.6 million as of December 31, 2015. This increase mostly reflects the Company’s collection efforts on receivables from fourth quarter sales and a decrease in the Company's early payments with certain vendors. Accounts receivable, net decreased 45% to $46.8 million as of March 31, 2016 from $84.9 million as of December 31, 2015. Inventories, net increased 4% to $43.2 million as of March 31, 2016 from $41.7 million as of December 31, 2015. The Company continued to have no outstanding debt
2016 Full Year and Second Quarter Financial Outlook
For the full year 2016, the Company reiterates its expectations of net sales growth versus prior year of mid to high single digits and earnings per share in a range of $0.24 to $0.28.

For the second quarter of 2016 we expect the net sales change versus prior year to be within a range of (4%) to flat and a loss per share in a range of ($0.02) to ($0.04). Consistent with first quarter and full year 2016 guidance, the Company’s second quarter guidance does not include the possible impact from unknown legal costs related to securities, bankruptcy and other litigation matters.
Call Information
A conference call to discuss the first quarter of 2016 results is scheduled for today, May 4, 2016, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through May 18, 2016. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 10001117.
About Skullcandy, Inc.
Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. Astro Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. Astro Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, London, Tokyo, Zurich, Mexico City, and Shanghai, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at http://www.skullcandy.com. The Astro Gaming website can be found at http://www.astrogaming.com.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2015 10-K filed with the Securities and Exchange Commission on March 4, 2016. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands of dollars)
(unaudited)

	Three months ended March 31,
	2016	2015	% Change	% Excluding China Sales Operations
Net sales	$46,286	$45,642	1%	6%
Gross profit	17,366	18,659	(7)%	2%
Selling, general and administrative expenses	24,140	22,307	8%	9%
Loss from operations	(6,774)	(3,648)	(86)%	(41)%
Net loss attributable to Skullcandy, Inc.	$(4,905)	$(3,731)	(31)%	(2)%
Diluted loss per share	$(0.17)	$(0.13)	(31)%	—%

**The percentage change excluding China sales operations, removes any financial results derived from our China sales operations from the periods presented. However, our China manufacturing operations, which do not derive any sales, were not excluded.

These measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP.

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, per share information)
(unaudited)

	Three months ended March 31,
	2016	2015
Net sales	$46,286	$45,642
Cost of goods sold	28,920	26,983
Gross profit	17,366	18,659
Selling, general and administrative expenses	24,140	22,307
Loss from operations	(6,774)	(3,648)
Other expense	180	995
Interest income	(12)	(16)
Loss before income taxes and noncontrolling interest	(6,942)	(4,627)
Income tax benefit	(2,037)	(793)
Net loss	(4,905)	(3,834)
Net loss attributable to noncontrolling interest	—	(103)
Net loss attributable to Skullcandy, Inc.	$(4,905)	$(3,731)
Net loss per common share attributable to Skullcandy, Inc.
Basic	$(0.17)	$(0.13)
Diluted	(0.17)	(0.13)
Weighted average common shares outstanding
Basic	28,562	28,267
Diluted	28,562	28,267

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$29,208	$23,030
Short-term investments	16,550	543
Total cash, cash equivalents, and short-term investments	45,758	23,573
Accounts receivable, net	46,834	84,909
Inventories	43,185	41,686
Prepaid expenses and other current assets	12,389	6,189
Current deferred tax assets	3,418	3,999
Total current assets	151,584	160,356
Property and equipment, net	14,477	14,830
Intangibles	7,088	7,433
Goodwill	13,867	13,867
Deferred financing fees	29	31
Non-current deferred tax assets	578	923
Other non-current assets	796	250
Total assets	$188,419	$197,690
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,856	$13,216
Accrued liabilities	16,644	21,931
Current deferred tax liability	371	190
Total current liabilities	29,871	35,337
Non-current deferred tax liability	1,072	1,148
Non-current liabilities	1,197	1,117
Total liabilities	32,140	37,602
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	138,679	137,535
Accumulated other comprehensive income (loss)	(866)	(818)
Retained earnings	61,757	66,662
Total stockholders’ equity	156,279	160,088
Total liabilities and stockholders’ equity	$188,419	$197,690

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(4,905)	$(3,834)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,585	2,593
Loss on disposal of property and equipment and intangible assets	—	64
Provision for doubtful accounts	(162)	(258)
Deferred income taxes	1,061	1,604
Non-cash interest expense	2	2
Amortization of stock-based compensation expense	1,340	1,075
Foreign currency remeasurement (gain) loss	(563)	550
Changes in operating assets and liabilities:
Accounts receivable	38,386	28,885
Inventories	(1,254)	(9,261)
Prepaid expenses and other current assets	(6,192)	(298)
Accounts payable	(476)	(5,568)
Accrued liabilities	(5,834)	(16,516)
Net cash provided by (used in) operating activities	23,988	(962)
Cash flows from investing activities:
Purchase of property and equipment	(1,737)	(1,265)
Purchases of short-term investments	(16,009)	(11)
Net cash used in investing activities	(17,746)	(1,276)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	292
Taxes paid related to net share settlement	(132)	(272)
Income tax (detriment) benefit from share based compensation	(63)	54
Net cash (used in) provided by financing activities	(195)	74
Effect of exchange rate changes on cash and cash equivalents	131	(92)
Net increase (decrease) in cash and cash equivalents	6,178	(2,256)
Cash and cash equivalents, beginning of period	23,030	21,623
Cash and cash equivalents, end of period	$29,208	$19,367
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income tax	$4,182	$3,450
Supplemental non-cash activities:
Purchase of convertible note through accrued liabilities	$500	$—
Purchase of property and equipment financed through accounts payable	$99	$2,942

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico, and all other geographic areas outside the United States that are served by the Company’s International operations.

The table below summarizes information about reportable segments for the three months ended March 31, 2016 and 2015 (in thousands):

	Three months ended March 31,
	2016	2015	$ Change	% Change
Net sales:
Domestic	$31,769	$30,624	$1,145	4%
International	14,517	15,018	(501)	(3)%
Total net sales	$46,286	$45,642	$644	1%

	Three months ended March 31,
	2016	2015	$ Change	% Change
Gross profit:
Domestic	$12,083	$12,327	$(244)	(2)%
International	5,283	6,332	(1,049)	(17)%
Total gross profit	$17,366	$18,659	$(1,293)	(7)%

	Three months ended March 31,
	2016	2015	Basis Point Change
Gross margin %:
Domestic	38.0%	40.3%	(230)
International	36.4%	42.2%	(580)
Total gross margin	37.5%	40.9%	(340)